Exhibit 99.1

Moody’s Corporation Reports Results for First Quarter 2012

  1Q12 revenue of $646.8 million up 12% from 1Q11
  Reported 1Q12 EPS of $0.76 up 13% from 1Q11
  Reaffirming FY 2012 EPS guidance of $2.62 to $2.72; expecting to be toward the upper end of the range

NEW YORK--(BUSINESS WIRE)--April 26, 2012--Moody’s Corporation (NYSE: MCO) today announced results for the first quarter 2012.

Summary of Results for First Quarter 2012

Moody’s reported revenue of $646.8 million for the three months ended March 31, 2012 as compared to $577.1 million for the first quarter of 2011. Operating income for the quarter was $269.0 million, an 8% increase from $250.1 million for the same period last year. Diluted earnings per share were $0.76 for the first quarter of 2012.

"Moody’s delivered strong financial results for the first quarter of 2012, primarily reflecting increased corporate and public, project and infrastructure debt issuance as well as continued solid performance from Moody’s Analytics," said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “While the level of activity was strong in the first quarter, we remain cautious about market conditions for the remainder of the year. As a result, we are reaffirming our 2012 EPS guidance of $2.62 to $2.72 but now expect to be toward the upper end of the range.”

First Quarter Revenue

For Moody’s Corporation overall, global revenue of $646.8 million for the first quarter of 2012 was up 12% from the first quarter of 2011. U.S. revenue of $344.0 million for the first quarter of 2012 increased 14% from the first quarter of 2011, while revenue generated outside the U.S. of $302.8 million increased 10% from the prior-year period. Global revenue for Moody’s Investors Service (MIS) for the first quarter of 2012 was $452.7 million, an increase of 10% from the prior-year period. U.S. revenue of $259.2 million for the first quarter of 2012 increased 13% from the first quarter of 2011. Outside the U.S., revenue of $193.5 million increased 6% from the year-ago period. Foreign currency translation unfavorably impacted MIS revenue by $4.4 million.

Within MIS, global corporate finance revenue of $200.5 million in the first quarter of 2012 was up 10% from the same quarter of 2011, reflecting stronger investment grade and solid speculative grade bond issuance activity. Corporate finance revenue increased 8% in the U.S. and 15% outside the U.S.

Global structured finance revenue totaled $94.3 million for the first quarter of 2012, an increase of 5% from a year earlier. U.S. structured finance revenue grew 15% from the year-ago period, primarily due to strength in asset-backed securities and commercial real estate. Non-U.S. structured finance revenue was down 2%, reflecting weaker issuance volumes in European asset-backed securities in the first quarter of 2012 as well as demand in the first quarter of 2011 for ratings of outstanding securitizations placed with European government-sponsored facilities.

Global financial institutions revenue of $78.8 million in the first quarter of 2012 increased 2% compared to the prior-year period. U.S. financial institutions revenue was essentially flat, while non-U.S. revenue grew 4 percent.

Global public, project and infrastructure finance revenue was $79.1 million for the first quarter of 2012, an increase of 23% from the first quarter of 2011. U.S. revenue was up 37% from the prior-year period, primarily due to gains in public and project finance, while non-U.S. revenue grew 4 percent.

Global revenue for Moody’s Analytics (MA) for the first quarter of 2012 was $194.1 million, up 18% from the first quarter of 2011. The impact of foreign currency translation was negligible. Revenue from research, data and analytics of $119.5 million increased by 9% from the prior-year period, primarily due to increased sales of credit research and related data. Revenue from enterprise risk solutions, formerly risk management software, of $48.1 million was up 11% over the prior-year period. Professional services revenue of $26.5 million more than doubled from the prior-year period, reflecting both the acquisition of a majority stake in Copal Partners in November 2011 and organic growth in MA’s training and education business.

In the U.S., MA revenue of $84.8 million for the first quarter of 2012 increased 19% from the prior-year period. Outside the U.S., revenue of $109.3 million grew 17% as compared with the same quarter of 2011.

First Quarter Expenses

First quarter 2012 expenses for Moody’s Corporation were $377.8 million, 16% higher than in the prior-year period, primarily due to increased headcount as well as non-compensation costs related to technology and acquisitions that closed in late 2011. Moody’s reported operating margin for the first quarter of 2012 was 41.6%, down from 43.3% in the first quarter of 2011. The impact of foreign currency translation on first quarter expenses was negligible.

Moody’s effective tax rate was 32.1% for the first quarter of 2012, compared with 33.2% for the prior-year period. The decrease in the effective tax rate was primarily due to benefits derived from international tax initiatives and tax audit settlements partially offset by miscellaneous discrete items.

Capital Allocation and Liquidity

During the first quarter of 2012, Moody’s did not repurchase any shares, but issued 2.6 million shares under employee stock-based compensation plans. Outstanding shares as of March 31, 2012 totaled 224.7 million, representing a 1% decline from a year earlier. As of March 31, 2012, Moody’s had $0.9 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.2 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at quarter-end were $814.7 million, an increase of $95.2 million from a year earlier.

Assumptions and Outlook for Full-Year 2012

Moody’s outlook for 2012 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is reaffirming its EPS guidance for the full-year 2012 in the range of $2.62 to $2.72; however, certain components of 2012 guidance have been modified to reflect our current view of credit market conditions. For Moody’s overall, the Company now expects full-year 2012 revenue to grow in the low-double-digit percent range. Full-year 2012 expenses are now projected to increase in the low-double-digit percent range. Full-year 2012 operating margin is still projected to be approximately 39 percent. The effective tax rate is still expected to be approximately 33 percent. The Company still expects diluted earnings per share for full-year 2012 in the range of $2.62 to $2.72 but now expects to be toward the upper end of the range.

For the global MIS business, revenue for full-year 2012 is now expected to increase in the mid- to high-single-digit percent range. Within the U.S., MIS revenue is still expected to increase in the low-double-digit percent range, while non-U.S. revenue is now expected to increase in the low-single-digit percent range. Corporate finance revenue is now forecasted to grow in the low-double-digit percent range. Revenue from each of structured finance and financial institutions is now expected to be flat to slightly up, while public, project and infrastructure finance revenue is now expected to increase in the mid-teens percent range.

For MA, full-year 2012 revenue is still expected to increase in the high-teens percent range both inside and outside the U.S. Revenue growth is still projected in the mid-single-digit percent range for research, data and analytics and in the low 20’s percent range for enterprise risk solutions, reflecting growth in the core business as well as the December 2011 acquisition of Barrie & Hibbert. Professional services revenue is now projected to grow by approximately 80%, inclusive of revenue from the late 2011 acquisition of a majority stake in Copal Partners and continued growth in MA’s existing training and education businesses.

Conference Call

A conference call to discuss first quarter 2012 results will be held this morning, April 26, 2012, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, May 25, 2012.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, April 26, 2012 until 11:59 p.m. Eastern Time, May 25, 2012. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 3921834.

*****

ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.3 billion in 2011, employs approximately 6,400 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2012 and other forward-looking statements in this release are made as of April 26, 2012, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted U.S., foreign, state and local legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act modifying pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions, except per share amounts	2012	2011

Revenue	$646.8	$577.1

Expenses:
Operating	185.5	160.8
Selling, general and administrative	168.8	148.5
Depreciation and amortization	23.5	17.7
Total expenses	377.8	327.0
Operating income	269.0	250.1
Non-operating (expense) income, net
Interest (expense) income, net	(10.3)	(18.2)
Other non-operating (expense) income, net	(0.1)	3.3
Total	(10.4)	(14.9)
Income before provision for income taxes	258.6	235.2
Provision for income taxes	83.1	78.1
Net income	175.5	157.1
Less: net income attributable to noncontrolling interests	2.0	1.6
Net income attributable to Moody's Corporation	$173.5	$155.5

Earnings per share attributable to Moody's common shareholders
Basic	$0.78	$0.68
Diluted	$0.76	$0.67

Weighted average number of shares outstanding
Basic	223.4	228.9
Diluted	227.4	231.4

Moody's Corporation
Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2012	2011

Moody's Investors Service
Corporate Finance	$200.5	$181.8
Structured Finance	94.3	89.4
Financial Institutions	78.8	76.9
Public, Project and Infrastructure Finance	79.1	64.5
Intersegment royalty	17.1	16.0
Sub-total MIS	469.8	428.6
Eliminations	(17.1)	(16.0)
Total MIS revenue	452.7	412.6

Moody's Analytics
Research, Data and Analytics	119.5	109.6
Enterprise Risk Solutions	48.1	43.2
Professional Services	26.5	11.7
Intersegment revenue	3.0	2.6
Sub-total MA	197.1	167.1
Eliminations	(3.0)	(2.6)
Total MA revenue	194.1	164.5

Total Moody's Corporation revenue	$646.8	$577.1

Moody's Corporation revenue by geographic area

United States	$344.0	$301.4
International	302.8	275.7
	$646.8	$577.1

Moody's Corporation
Consolidated Interest (Expense) / Income, Net (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2012	2011

Interest (expense) / income:
Expense on borrowings	$(16.4)	$(16.4)
Income	1.3	1.0
UTPs and other tax related liabilities	5.0	(3.6)
Interest capitalized	(0.2)	0.8
Total interest (expense) income, net	$(10.3)	$(18.2)

Moody's Corporation
Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2012	2011
Amounts in millions

Cash and cash equivalents	$814.7	$760.0
Short-term investments	13.3	14.8
Total current assets	1,526.6	1,424.4
Non-current assets	1,467.8	1,451.7
Total assets	2,994.4	2,876.1
Total current liabilities	1,011.5	1,134.0
Total debt (1)	1,236.8	1,243.8
Other long-term liabilities	684.9	667.5
Total shareholders' equity (deficit)	91.2	(158.4)
Redeemable noncontrolling interest*	69.4	60.5
Total liabilities, redeemable noncontrolling interest and shareholders' equity (deficit)	2,994.4	2,876.1

Actual number of shares outstanding	224.7	222.4

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	March 31,	December 31,
(1) Total debt consists of the following:	2012	2011
Series 2005-1 Notes due 2015 (a)	308.2	311.5
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	131.3	135.0
2010 Senior Notes due 2020 (c)	497.3	497.3
Total debt (d)	$1,236.8	$1,243.8

(a) Includes an $8.2 million and $11.5 million fair value adjustment on an interest rate hedge at March 31, 2012 and December 31, 2011, respectively.

(b) Various payments through 2013.

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount.

(d) Of the total debt shown in the table above, $99.4 million and $71.3 million are classified within total current liabilities at March 31, 2012 and December 31, 2011, respectively, and consist of the current portion of borrowings under the 2008 Term Loan.

CONTACT:
Media Contact:
Michael Adler
Vice President
Corporate Communications
212-553-4667
michael.adler@moodys.com
or
Investor Relations Contact:
Salli Schwartz
Global Head of Investor Relations
212-553-4862
sallilyn.schwartz@moodys.com